Exhibit 23.1

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in the Form S-8 Registration Statements, File Numbers, 033-65256, 033-65254, 033-65890, 333-07735, 333-46791, 333-46795, 333-46797, and 333-46809 of our report dated July 31, 2023 with respect to the consolidated financial statements of Butler National Corporation included in the Annual Report Form 10-K for the years ended April 30, 2023 and 2022.

/s/ RBSM, LLP

Las Vegas, NV

July 31, 2023